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BALLANTRAE PARTNERS, L.L.C.                        CONFIDENTIAL
 75 WEST END AVENUE R-12E
    NEW YORK, NY 10023

 TELEPHONE (212) 957-1337



July 2, 1996


Mr. Robert G. Schatz
Chairman of the Board
North East Insurance Company
482 Payne Road
Scarborough, ME 04074

Dear Bob:

We have been informed that NEIC is actively pursuing an offering of approximately 1.5 million shares of its Common Stock at a price of approximately $1.20-1.30 per share, a price which is substantially below both market value and book value. We believe that the timing and pricing of the proposed offering is detrimental to the shareholders of NEIC (and its future shareholders), and therefore inconsistent with the Board's fiduciary duties. We are writing this letter to request that the Board of Directors immediately reconsider this offering.

As you know, we are in the process of purchasing the Trust Certificate and the underlying 810,000 shares held in the Non-Voting Trust which represent approximately 27% of NEIC's outstanding Common Stock. We believe that upon consummation of this transaction, the share price of NEIC's Common stock will rise significantly due to the elimination of the Non-Voting Trust -- a long standing cloud on the Company. As a result, we believe that if NEIC delays its offering plans for a short period of time, the Company will be able to raise capital at a price which is much higher (and less dilutive) than $1.20-1.30 or even existing market value. In view of this, the current offering is extremely untimely and would cause the shareholders of the Company to experience significant and unnecessary dilution of their investment in NEIC.

Regardless whether you agree with our assumptions, we do not understand the business reasons for the timing of the offering. We understand that the Company has shown an operating profit for the past 5 quarters. However, the surplus of the Company has dramatically improved over the past 24 months, and we do not see the urgency for raising additional capital at this time.

More importantly, though, the proposed offering contemplates the Company selling stock substantially below book value (approximately $2 per share) and/or the market value ($1.50-1.75 per share). Selling stock at below either book or market creates unnecessary dilution to all shareholders. Given that there is no urgency for NEIC to raise capital during this quarter, and given that our Form A process should be resolved within the next 30-60 days, we believe that this course of action is ill-advised and not in the best interests of shareholders.

Our lawyers tell us that this offering may be some attempt by management to place shares of Common Stock at any price in the hands of individuals who are under the control of management at the expense of the existing shareholders (and Ballantrae as a future shareholder). We do not understand why the Board would react so extremely to our proposed purchase of the Trust Certificate and the underlying shares -- an event which we believe is essential to the future viability and growth of NEIC. We are even further confounded by this because we understand that if the offering is found to be in breach of the Board's


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Letter to Mr. Robert G. Schatz
July 2, 1996
Page 2

fiduciary duties to shareholders, the individual directors of NEIC may have personal liability to the shareholders of NEIC.

We believe it is important for the Board (consistent with its fiduciary duties to shareholders and the insureds) to explore all viable avenues in raising capital to obtain the best possible price for its Common Stock. As I have indicated in the past, if there is a pronounced need or business purpose for raising capital at this time, we urge you to consult with us on this matter, the members of Ballantrae have substantial experience in raising billions of dollars of capital. As our filings have indicated, we welcome the opportunity to raise or invest additional capital in NEIC in a manner both fair and non-dilutive to all shareholders of NEIC. We believe that the pricing of such capital would be at a premium to the pricing of the offering you are contemplating with less of the proceeds going to underwriters and lawyers.

Finally, should you elect to raise capital at this time (out of necessity) for NEIC at a price below book and/or market values, simple fairness dictates that ALL shareholders be given a pro-rata right to participate in such an offering. We also assume, to the extent that your offering contemplates placing a significant number of shares to a group of related parties, that such persons intend to comply with the Maine and New York Form A processes and the federal securities laws.

We hope that the Board will immediately reconsider the proposed offering and determine, as we have, that it is a hasty, ill-advised course of action that is injurious to existing shareholders and the insureds.

Sincerely,



Murry N. Gunty
Managing Director
Ballantrae Partners


cc:      Tom Record, Maine Bureau of Insurance
         Edward B. Batal, Director - North East Insurance Company
         David D. Chase, Director - North East Insurance Company
         Terrence P. Cummings, Director - North East Insurance Company Edward L. Dilworth, Jr., Director - North East Insurance Company Andrew Greenbaum, Director - North East Insurance Company
         Robert A. Hancock, Director - North East Insurance Company Wilson G. Hess, Director - North East Insurance Company
         Joseph M. Hochadel, Director - North East Insurance Company Bruce H. Suter, Director - North East Insurance Company
         Jonathan S. Kern, Managing Director - Ballantrae Partners Deborah L. Harmon, Managing Director - Ballantrae Partners Lawrence T. Yanowitch, Tucker, Flyer & Lewis
         Michael High, Drummond, Woodsum & MacMahon